Exhibit 4.1

ARTICLES OF AMENDMENT

TO

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

ROBIN ENERGY LTD.

Under Section 90 of the
Republic of the Marshall Islands Business Corporations Act

Robin Energy Ltd. a Marshall Islands corporation (the “Company”), hereby certifies as follows:

(a)           The name of the Company is:  Robin Energy Ltd.

(b)        The Company was originally incorporated by filing Articles of Incorporation in the Republic of The Marshall Islands on September 24, 2024. Amended and Restated Articles of Incorporation were filed with the Registrar of Corporations of the Republic of the Marshall Islands on April 7, 2025 (as so amended and restated, the “Articles of Incorporation”). An Amendment to the Amended and Restated Articles of Incorporation was filed with the Registrar of Corporation of the Republic of the Marshall Islands on December 23, 2025. A Statement of Designation was filed pursuant to Section 35(5) of the Business Corporations Act on April 7, 2025 in respect to the rights, preferences and privileges of the 1.00% Series A Fixed Rate Cumulative Perpetual Convertible Preferred Shares of the Company. A Statement of Designation was filed pursuant to Section 35(5) of the Business Corporations Act on April 7, 2025 in respect to the rights, preferences and privileges of the Series B Preferred Shares of the Company. A Statement of Designation was filed pursuant to Section 35(5) of the Business Corporations Act on April 14, 2025 in respect to the rights, preferences and privileges of the Series C Participating Preferred Shares of the Company.

(c)         The Amended and Restated Articles of Incorporation are hereby amended by inserting the following as a new Section 3.4 to Article III:

3.4    Reverse Stock Split. As of 11:59 p.m. Eastern time on July 8, 2026 (the “Reverse Stock Split Effective Date”), the Company shall effect a one-for-fifteen reverse stock split as to its issued and outstanding common shares, par value $0.001 per share, so that each fifteen (15) common shares issued and outstanding immediately prior to the Reverse Stock Split Effective Date either issued and outstanding or held by the Company as treasury stock shall be combined into one (1) validly issued, fully paid and non-assessable common share without any further action by the Company or the holder thereof, pursuant to which the number of issued shares of common shares shall decrease from 8,737,867 to 582,524 shares (the “Reverse Stock Split”) provided that no fractional shares shall be issued to any holder and that in lieu of issuing any such fractional shares, fractional shares resulting from the Reverse Stock Split will be rounded down to the nearest whole share and provided, further, that shareholders who would otherwise be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the ratio of the Reverse Stock Split will receive a cash payment (without interest and subject to applicable withholding taxes) in an amount per share equal to the closing price per common share on the Nasdaq Stock Market on the trading day immediately preceding the Reverse Stock Split Effective Date, as adjusted for the reverse stock split as appropriate. Each certificate, if any, that immediately prior to the Reverse Stock Split Effective Date represented common shares (“Old Certificates”), shall thereafter represent that number of common shares into which the common shares represented by the Old Certificate shall have been combined, subject to the elimination of fractional shares as described above. The reverse stock split described in this paragraph shall not change the number of common shares authorized to be issued or the par value of the common shares. No change was made to the issued preferred shares, the number of registered preferred shares the Company is authorized to issue or to the par value of the preferred shares. The stated capital of the Company shall be hereby reduced from $8,737.87 to $582.52, as adjusted for the cancellation of the fractional shares and which may be further adjusted for the cancellation of fractional shares.

 (d)            This amendment to the Amended and Restated Articles of Incorporation was authorized by actions of the Board of Directors and shareholders of the Company as required by the BCA.

IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to Amended and Restated Articles of Incorporation to be signed as of the 8th day of July, 2026 by its Chief Executive Officer, who hereby affirms and acknowledges, under penalty of perjury, that these Articles of Amendment are the act and deed of the Company and that the facts stated herein are true.

Robin Energy Ltd.

By:	/s/ Petros Panagiotidis
	Name:	Petros Panagiotidis
	Title:	Chairman and Chief Executive Officer